Berry Petroleum Company News Contact: Berry Petroleum Company 5201 Truxtun Ave., Ste. 300 Bakersfield, CA 93309 1-661-616-3900
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

Berry Petroleum Announces Sale of Its West Montalvo Assets

Bakersfield, Calif. -- (BUSINESS WIRE) -- March 19, 2007 -- Berry Petroleum Company (NYSE: BRY) today announced that it has entered into an agreement to sell its non-core West Montalvo assets, near Ventura, California. The Company estimates a sales price of approximately $63 million before adjustments and expects to close the sale in the second quarter of 2007. Production from the property is approximately 700 barrels of oil equivalent (BOE) per day, which is less than 3% of current production and, as of December 31, 2006, the property had 7 million BOE of reserves which is less than 5% of the 2006 year end total of 150 million BOE. The completion of the transaction is subject to certain conditions and there is no assurance that all such conditions will be satisfied.

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “estimates,” “expects,” and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry’s 2006 Form 10-K filed with the Securities and Exchange Commission, under the heading “Other Factors Affecting the Company's Business and Financial Results” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

# # #